SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Chequemate International, Inc.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Utah                                   76-0279816
 ---------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

     57 West 200 South, Suite 350; Salt Lake City, Utah          84101
--------------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)

         Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                 Name of each exchange on which
        to be so registered                   each class is to be registered
Common Stock                             American Stock Exchange
-----------------------------      ---------------------------------------------

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A., check the following box. [ ]

         Securities Act registration statement file number to which this form relates: NA

         Securities to be registered pursuant to Section 12(g) of the Act:
                                      None
                                ----------------
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.
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                  The Company has authorized  Five Hundred Million common shares
(500,000,000) having a par value of $0.0001 per share. The Company presently has only one class of common shares.

                 At March 31, 1999, there were 20,580,659 shares of Common Stock issued and outstanding, and held by more than 500 shareholders. Holders of Common Stock are entitled to one vote per share for the election of directors and on all matters submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefore. Holders of Common Stock are not entitled to preemptive rights. The Common Stock to be registered is not convertible to any other debt or security instrument. In the event of the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock is entitled to share equally in any balance of the Company's assets available for distribution to shareholders. Outstanding shares of Common Stock are not subject to any further call or assessment.

Item 2.  Exhibits.
------------------

NO.      DESCRIPTION                                                 PAGE
---      -----------                                                 ----

3.1      Amended and Restated Articles of Incorporation                 4
3.2      Bylaws of the corporation                                      5
4        Specimen Common Stock Certificate                             17

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 CHEQUEMATE INTERNATIONAL, INC.

   Date: May 26, 1999            By /s/ T. A. Lassetter
            -----                   -------------------
                                            Terrell A. Lassetter, President


   Date: May 26, 1999            By /s/ Steven Anderson
            -----                   -------------------
8A.491                              Steven Anderson, Chief Financial Officer


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